UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   December 17, 2004

LANCER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)

0-13875	74-1591073
(Commission File Number)	(IRS Employer Identification No.)

6655 Lancer Blvd., San Antonio, Texas	78219
(Address of Principal Executive Offices)	(Zip Code)

(210) 310-7000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On December 17, 2004, Lancer Partnership, Ltd. (“Borrower”), a subsidiary of Lancer Corporation (“Lancer”), entered into a $15.0 million revolving facility (the “Credit Facility”) with International Bank of Commerce (the “Lender”), allowing the Borrower to borrow, repay, and reborrow, on a secured basis and from time to time until December 30, 2007, up to $15.0 million.

Interest on the outstanding amount under the Credit Facility is payable on a monthly basis at Borrower’s choice of either (i) the prime rate of JP Morgan Chase & Co., New York, New York, as announced from time to time, minus 0.5%, or (ii) the London Interbank Offered Rate (LIBOR) plus 1.75% to 2.0% (depending on the Borrower’s ratio of Total Funded Debt to Consolidated EBITDA, as both terms are defined in the loan agreement).  A commitment fee of 0.125% per annum will accrue on the unused portion of the Credit Facility.

The Credit Facility is secured by (i) a first and prior lien on the company headquarters and (including all equipment, furnishings, inventory and articles of personal property used in, on, under or about the property, instruments, documents and general intangibles, and notes or chattel paper arising from or by virtue of any transaction related to the property or the improvements thereon, and rents, royalties, profits, revenue, income, etc., derived from the property), (ii) a first and prior security interest on the accounts receivable of Borrower and Lancer International Sales, Inc. (“LIS”) and Borrower’s equipment and inventory, and (iii) all proceeds from insurance policies relating to, substitutions for and replacements of and additions and accessions to and guaranties and security for any of the above collateral, and (iv) all rights, title and interest of Borrower in and to all books and records relating to the collateral.

Lancer, Lancer Capital Corporation, and LIS jointly and severally guaranty the Credit Facility.

Pursuant to the Credit Facility, Lancer is required to maintain the following ratios:

•                  a ratio of the current consolidated assets to the current consolidated liabilities of not less than 1.25 to 1.0; and

•                  a ratio of Total Funded Debt to Consolidated EBITDA of not more than 3.0 to 1.0.

Additionally, Borrower is required to maintain a consolidated net worth of not less than $47.0 million plus 75% of cumulative net income after June 30, 2004 (with no reduction for any net loss reported for any quarter).

The Company must repay borrowings under the Credit Agreement by December 30, 2007 unless payment is accelerated upon the occurrence of an event of default, which includes customary defaults such as payment default, covenant default, bankruptcy type defaults, liens, judgments, and the occurrence of certain other events which could impair or negatively impact Borrower from performing its obligations under the Credit Facility. Upon certain events, such as a final money judgment against Borrower (which is not paid or perfected within sixty days) or a challenge to Lender’s first lien and security interest, Lender may reasonably determine whether the event will impair or impact the ability of Borrower to perform under the Credit Facility.

The Credit Facility replaces the Borrower’s prior credit facility as set forth in the Amended and Restated Credit Agreement, dated June 30, 2004, by and among, Borrower, Lancer De Mexico, S.A de C.V., Lancer, Lancer Capital Corporation, LIS, Advanced Beverage Solutions, LLC, Servicios Lancermex, S.A. de C.V., and the Frost National Bank, Harris Trust and Savings Bank and Whitney National Bank (the “Former Facility”). The Former Facility provided  for (i) term loans in the initial aggregate amount of $9.0 million, and (ii) a $10.0 million revolving loan commitment.

Item 9.01  Financial Statements and Exhibits

(c)          Exhibits

4.1	Loan Agreement, effective the 17th day of December, 2004, by and between International Bank of Commerce and Lancer Partnership, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANCER CORPORATION

Date: December 17, 2004	By:	/s/ CHRISTOPHER D. HUGHES
Christopher D. Hughes
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

4.1*	Loan Agreement, effective the 17th day of December, 2004, by and between International Bank of Commerce and
Lancer Partnership, Ltd.

*                      Filed herewith.